                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         HOUSEHOLD INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         HOUSEHOLD INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

[ HOUSEHOLD LETTERHEAD]

                                                                  March 31, 1994

Dear Stockholder:

  The directors and officers of Household International, Inc., cordially invite you to attend the Annual Meeting of Stockholders which will be held at Household's corporate headquarters in Prospect Heights, Illinois, on Wednesday, May 11, 1994, at 9:30 a.m.

  At this meeting we will continue our policy of reporting on the progress and prospects of Household while providing you with an opportunity to ask questions about your company. Additionally, you will be able to elect your new Board of Directors for the upcoming year. Please take the time to meet each one of these individuals as they bring a broad range of experiences and demonstrated leadership capabilities to the management of your company. You also will be asked to approve Household's Key Executive Bonus Plan which is administered by the Compensation Committee that is composed entirely of independent, outside directors. This action is required to permit Household to deduct, for federal income tax purposes, future compensation paid to certain executive officers. Lastly, you will vote on whether to ratify the appointment of Arthur Andersen & Co. as our independent auditors for 1994.

  Household's existing compensation plans meet the current tests for being "performance based" plans under the new "executive compensation" Internal Revenue Code provisions and, therefore, are fully deductible expenses. However, changes are necessary to meet future requirements. We have therefore created the Household International Key Executive Bonus Plan which will replace the current bonus plan for senior executives of Household. The new plan will serve the same purpose as the existing plan which is to retain and/or attract qualified executive personnel. The new plan will also meet the future requirements for maximum federal income tax deductibility. We view the new "executive compensation" Internal Revenue Code provisions with some concern. They have the effect of limiting the discretion of our independent Compensation Committee by imposing the financial penalty of higher corporate taxes in instances where subjective judgment is used. Such restrictions on the use of sound judgment and discretion are, in management's opinion, inappropriate and not in the best interests of our stockholders.

  We feel it is important that as many stockholders as practicable be represented at the meeting as this is your meeting, your opportunity to meet management and the Board of Directors and to discuss the direction of your company. Last year, stockholders holding over 90 percent of the outstanding shares entitled to vote either voted in person or by proxy at the annual meeting. We appreciate this interest of our stockholders in the affairs of Household and hope that those entitled to vote at this annual meeting will again take the time to do so. Consequently, regardless of whether you now expect to be personally present at the meeting, please complete, date and sign the enclosed proxy card and return it promptly.

  Again, please consider joining us for the 1994 Annual Meeting of Stockholders. We look forward to visiting with you.

Sincerely,

/s/ DONALD C. CLARK

DONALD C. CLARK
Chairman of the Board
and Chief Executive Officer

[Household Letterhead]

NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                                                                  March 31, 1994
To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's headquarters at 2700 Sanders Road, Prospect Heights, Illinois 60070, on Wednesday, May 11, 1994, at 9:30 a.m. for the purpose of (1) electing directors, (2) approving the Household International Key Executive Bonus Plan, (3) ratifying the appointment of Arthur Andersen & Co. as the independent auditors for Household, and (4) transacting any other business which may properly come before the meeting. Stockholders entitled to notice of and to vote at the meeting are the holders of record of Household's common stock, par value $1.00 per share ("Common Stock") and of its $6.25 Cumulative Convertible Voting Preferred Stock ("$6.25 Preferred Stock"), all as of the close of business on March 16, 1994.

  YOUR VOTE IS IMPORTANT TO HOUSEHOLD. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. The giving of such proxy will not affect your right to vote in person if you attend the meeting.

                                               By Order of the Board of
                                               Directors,

                                               /s/JOHN W. BLENKE
                                               JOHN W. BLENKE
                                               Assistant General Counsel
                                               and Secretary

[MAP]

  Household's headquarters is located on Sanders Road in Prospect Heights, Illinois, approximately 25 miles northwest of downtown Chicago. Stockholders attending the meeting who will be using the Tri-State Tollway (Interstate Route
294) should exit at Willow Road, travel west on Willow Road to Sanders Road, and turn left at Sanders Road. Household's corporate headquarters is not served by public transportation.

  Parking facilities will be available for all those attending, and refreshments will be served beginning at 9:00 a.m.

[Household Letterhead]

PROXY STATEMENT

  Your proxy for the Annual Meeting of Stockholders is solicited by Household's Board of Directors. It is revocable by you prior to exercise by written revocation, execution of a later dated proxy, or voting in person at the meeting. This proxy statement and proxy are being mailed to stockholders on or about March 31, 1994.

  The close of business on March 16, 1994, has been fixed by the Board of Directors as the record date for determination of stockholders entitled to vote at the meeting. As of the close of business on that date, the number of outstanding shares of Household stock entitled to vote at the meeting are as follows: 94,598,901 shares of Common Stock (not including 18,687,175 shares of Common Stock held in treasury), and 380,647 shares of $6.25 Preferred Stock (not including 1,887,295 shares of $6.25 Preferred Stock held in treasury). Each share of Common Stock and $6.25 Preferred Stock is entitled to one vote; however, shares of Common Stock and $6.25 Preferred Stock which Household holds in treasury cannot be voted.

  Shares represented by all properly executed proxies will be voted as specified by you; however, if no such specification is made, the shares will be voted "FOR" each of the listed nominees to the Board of Directors, "FOR" the approval of the Household International Key Executive Bonus Plan and "FOR" the ratification of the appointment of Arthur Andersen & Co. as the independent auditors for Household. In determining whether shares are present and a quorum exists at the Annual Meeting of Stockholders for purposes of all matters to be voted on, abstentions and "broker non-votes", i.e., shares which are represented by proxies at the meeting for which authority to vote on any particular matter is withheld, will be present. The affirmative vote by a majority of the quorum will be required for the election of Household's eleven directors and to ratify Arthur Andersen & Co. as the independent auditors for Household. The vote of the holders of a majority of the outstanding shares present at the meeting and entitled to vote shall be required for the approval of the Household International Key Executive Bonus Plan. With respect to the election of directors and the ratification of Arthur Andersen & Co., abstentions and broker non-votes will have the same effect as a vote against. With respect to the approval of the Household International Key Executive Bonus Plan, abstentions will have the effect of a vote against such approval but broker non-votes will not.

  If you are a participant in the Household Dividend Reinvestment and Common Stock Purchase Plan ("Plan"), the proxy represents the number of full and fractional shares of Common Stock held in your Plan account, as well as shares of Common Stock and $6.25 Preferred Stock registered in your name. If you are a participant in the Household Tax Reduction Investment Plan ("TRIP"), an employee benefit plan of Household, the proxy will also serve as your voting instructions to the Trustee of TRIP,

Vanguard Fiduciary Trust Company, for shares of Common Stock held in your TRIP account. If your voting instructions are not received by the tabulator, Harris Trust and Savings Bank, by May 6, 1994, for shares of Common Stock in TRIP, those shares will be voted by the Trustee in the same manner as the majority of shares for which voting instructions are received from TRIP participants. For example, with respect to the election of directors, the Trustee shall vote all unvoted shares of Common Stock in TRIP for the eleven nominees (the number of directors to be elected at the annual meeting) who receive the most votes pursuant to such voting instructions.

  The cost of soliciting proxies will be borne by Household. In addition to solicitations by mail, personal solicitations without special compensation may be made by officers, directors, or employees of Household and its subsidiaries in person or by telephone. Household has also retained Corporate Investor Communications, Inc., to aid in the solicitation of proxies at a cost of $6,000 plus reimbursement of out-of-pocket expenses.

  Household has a policy that all proxies, consents, ballots and voting materials that identify the vote of specific stockholders will be kept permanently confidential and will not be disclosed to anyone other than the inspectors of election and the tabulator; provided, however, that confidential treatment will not apply when it is not in compliance with law or under circumstances involving a contested proxy or consent solicitation. The tabulator will provide all comments written on or accompanying proxies to Household, along with the name of the stockholder, without indication of the stockholder's vote, except where the vote is included in the comment or necessary for an understanding of the comment.

ELECTION OF HOUSEHOLD DIRECTORS

  Currently, there are twelve members of Household's Board of Directors. John C. Biegler, a Director of Household since 1985, will be retiring from the Board of Directors as a result of attaining Household's mandatory retirement age for Directors. The Board of Directors wishes to thank Mr. Biegler for his services to Household over the years. With Mr. Biegler not standing for reelection to the Board of Directors the Board has fixed the number of Directors of Household at eleven commencing with the 1994 Annual Meeting of Stockholders.

  The persons named in the accompanying Household proxy intend to vote for the following eleven nominees to the Board of Directors to hold office for the ensuing year and until their successors shall be elected and shall qualify. It is expected that each of the nominees will be able to serve, but if a vacancy or vacancies should occur among them for any reason, the said proxies reserve discretion to vote for, against or to refrain from voting for a substitute nominee or nominees.

Information Regarding Nominees

               Name, Principal Occupation, and                         Year First Elected a
                    Business Associations                       Age    Director of Household
- --------------------------------------------------------------------------------------------
DONALD C. CLARK                                                  62            1974
Chairman of the Board and Chief Executive Officer, Household International, Inc.
Mr. Clark has been with Household since 1955, and was elected Chief Executive Officer of
Household in 1982 and Chairman of the Board in 1984 and served as President of Household from 1977 through 1987. He is also a director of Ameritech Corporation, Household Finance
Corporation (a subsidiary of Household), Schwitzer, Inc., Scotsman Industries, Inc., and
Warner-Lambert Company.

ROBERT J. DARNALL                                                56            1988
Chairman, President and Chief Executive Officer, Inland Steel Industries, Inc.
(Carbon Steel Manufacturer and Industrial Materials Distributor)
Mr. Darnall was appointed Chairman and Chief Executive Officer in 1992 and has been
President and a director of Inland Steel Industries, Inc. since 1986. From 1984 to 1986 he was President and Chief Operating Officer--Integrated Steel of Inland Steel Company. Mr.
Darnall is also a director of Cummins Engine Company, Inc.

GARY G. DILLON                                                   59            1984
Chairman of the Board, President and Chief Executive Officer, Schwitzer, Inc.
(Manufacturer of Engine Components)
Mr. Dillon was appointed Chairman of the Board in 1992 and has been President, Chief
Executive Officer, and a director of Schwitzer, Inc. since 1989. He had previously served since 1982 as President and Chief Executive Officer of Household Manufacturing, Inc., the
former diversified manufacturing subsidiary of Household.

MARY JOHNSTON EVANS                                              64            1977
Director
Mrs. Evans served as Vice Chairman of the Board of AMTRAK (National Railroad Passenger
Corporation) between 1974 and 1979. In addition to being a director of Household, Mrs. Evans is a director of Baxter International Inc., Delta Air Lines, Inc., The Dun & Bradstreet
Corp., Saint-Gobain Corp., Scudder New Europe Fund, and Sun Company, Inc. She is also a
Member of the Advisory Board of Morgan Stanley & Co. Incorporated and a Trustee of several investment trusts of the American Association of Retired Persons.

               Name, Principal Occupation, and                         Year First Elected a
                    Business Associations                       Age    Director of Household
- --------------------------------------------------------------------------------------------
CYRUS F. FREIDHEIM, JR.                                          58            1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
(Management Consulting Firm)
Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a director of LaSalle Street Fund Inc. and Security
Capital Group, Inc.

LOUIS E. LEVY                                                    61            1992
Director
Mr. Levy retired as Vice Chairman of KPMG Peat Marwick in 1990, having been with the firm since 1958. Mr. Levy is also a director of Kimberly-Clark Corporation.

JOHN D. NICHOLS                                                  63            1988
Chairman and Chief Executive Officer, Illinois Tool Works Inc.
(Specialty-Engineered Products and Systems)
Mr. Nichols was appointed Chairman and Chief Executive Officer of Illinois Tool Works Inc.
in 1986, having previously served as its President and Chief Executive Officer since 1982, and has been a director of Illinois Tool Works Inc. since 1981. He is also a director of
Philip Morros Companies Inc., Rockwell International Corporation, and Stone Container
Corporation.

GORDON P. OSLER                                                  71            1972
Director
Mr. Osler served from 1983 to 1989 as Chairman of TransCanada Pipelines Limited, which is engaged in the transmission of natural gas. He also previously served as Chairman of
Stanton Pipes Limited from 1979 to 1986. Mr. Osler is Chairman of the Board of North
American Life Assurance Company.

ARTHUR E. RASMUSSEN                                              71            1967
Director
Mr. Rasmussen has been associated with Household since 1967, having previously served as
Household's Chief Executive Officer and Chairman of the Board. He is also a director of
Central & South West Corp. and Delaware Bancshares, Inc.

               Name, Principal Occupation, and                         Year First Elected a
                    Business Associations                       Age    Director of Household
- --------------------------------------------------------------------------------------------
LOUIS W. SULLIVAN, M.D.                                          60            1993
President of Morehouse School of Medicine
(Educational Institution)
Dr. Sullivan served from 1981 to 1989 and is currently President of the Morehouse School of
Medicine in Atlanta, Georgia. From 1989 to 1993 he served as United States Secretary of
Health and Human Services. Dr. Sullivan is also a director of Bristol-Myers Squibb Company,
CIGNA Corporation, General Motors Corporation, Georgia-Pacific Corporation, and Minnesota
Mining and Manufacturing Company.

RAYMOND C. TOWER                                                 69            1984
Director
Mr. Tower retired in 1990 as President and Chief Operating Officer of FMC Corporation, a
position he held since 1980. FMC Corporation is a producer of chemicals and machinery for industry, government, and agriculture. He also retired as Chairman and Chief Executive
Officer of FMC Gold Company in 1990. Mr. Tower is also a director of Inland Steel
Industries, Inc., Morton International, Inc., and Wellman, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTORS.

THE BOARD OF DIRECTORS

  The business and affairs of Household are managed under the direction of the Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Household rather than day-to-day operating details. The prime responsibility of the Board of Directors is to represent the interests of Household's stockholders, as a whole, in directing the management of Household so as to protect and enhance its assets and its earnings. As part of this responsibility, the Board selects, evaluates and provides for the succession of top management and, subject to shareholder election, directors; reviews and approves corporate objectives and long-range plans and strategies; approves any proposed major commitment of corporate resources and participates in decisions that have potential major economic impact upon Household. The Board of Directors considers the impact of its decisions on not only Household's stockholders, but also on Household's employees, customers, local communities and the public in general. The Directors are kept informed of

Household's businesses by reports and documents sent to them or presented at meetings of the Board and its committees by officers and employees of Household and its subsidiaries.

  The Board of Directors held a total of eight meetings during 1993. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he/she served.

COMMITTEES OF THE BOARD

  The AUDIT COMMITTEE, which is composed entirely of Directors who are not officers or employees of Household, reviews the internal accounting controls and internal audit functions of Household and its subsidiaries, Household's accounting principles, policies, and practices and financial reporting, the scope of the audits conducted by Household's independent and internal auditors, Household's annual financial statements, and non-audit services of the independent auditor. The Audit Committee also recommends to the Board the selection of the principal independent auditor, subject to ratification by Household's stockholders. During 1993 the Audit Committee met four times. J. C. Biegler is Chairman of the Audit Committee, and other current members include G.
G. Dillon, M. J. Evans, L. E. Levy, G. P. Osler, and A. E. Rasmussen.

  The COMPENSATION COMMITTEE, which is composed entirely of Directors who are not officers or employees of Household, determines the salaries, bonuses, short and long-term incentive awards, restricted stock rights, and stock options of Household's senior management and recommends to the Board the adoption of, or significant amendments to, Household's employee benefit plans in which senior management participate. The current members of the Compensation Committee, which met five times during 1993, are R. C. Tower, Chairman, J. C. Biegler, R. J. Darnall, M. J. Evans, C. F. Freidheim, Jr., and L. E. Levy. (See "Report of the Compensation Committee on Executive Compensation" on pages 10 to 15.)

  The EXECUTIVE COMMITTEE may, with some exceptions, exercise the powers of the Board in the management of the business and affairs of Household during intervals between meetings of the Board. The current members of the Executive Committee, which met twice during 1993, are J. D. Nichols, Chairman, D. C. Clark, R. J. Darnall, G. P. Osler, A. E. Rasmussen, and R. C. Tower.

  The FINANCE COMMITTEE reviews and makes recommendations to the Board pertaining to Household's dividend policy and reviews and approves the financial structure and financing requirements and plans of Household and its subsidiaries. The current members of the Finance Committee, which met twice in 1993, are G. P. Osler, Chairman, J. C. Biegler, D. C. Clark, G. G. Dillon, C. F. Freidheim, Jr., L. E. Levy, and L. W. Sullivan.

  The NOMINATING COMMITTEE, which is composed entirely of Directors who are not officers or employees of Household, recommends to the Board the slate of directors to be nominated for election to the Board at each Annual Meeting of Stockholders, recommends the election of individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. Additionally, the Nominating Committee reviews annually the size and composition of the Board of Directors and also recommends to the Board any changes in compensation for Directors. The Nominating Committee will consider director nominations recommended by Household's stockholders if such recommendations are submitted in writing and sent to the Chairman of the Nominating Committee at Household's headquarters. The Nominating Committee met twice in 1993, and its current members are A. E. Rasmussen, Chairman, R. J. Darnall, G. G. Dillon, L.
W. Sullivan, and R. C. Tower.

  Mr. Nichols, as Chairman of the Executive Committee, is an "ex officio" non-voting member of the Audit, Compensation, Finance, and Nominating Committees.

COMPENSATION COMMITTEE INTERLOCKS

  In accordance with the rules promulgated by the Securities and Exchange Commission ("SEC"), an interlock relationship existed until June, 1993 between Messrs. Clark and Dillon. Although Mr. Dillon did not serve on the Compensation Committee of Household, and therefore did not actively participate in the determination of salaries, bonuses and incentive awards to members of Household's senior management, including Mr. Clark, Mr. Clark was a member of the Compensation Committee of Schwitzer, Inc. until June, 1993, a company that is not affiliated with Household, of which Mr. Dillon is Chairman of the Board, President and Chief Executive Officer. In such position, Mr. Clark did participate in discussions relating to Mr. Dillon's compensation from Schwitzer, Inc.

DIRECTORS' COMPENSATION

  In 1993, non-management Directors of Household received an annual cash retainer of $30,000, an annual cash retainer of $4,000 for each committee on which a Director serves, and, in certain instances, shares of Household Common Stock as described below. Household does not pay any meeting attendance fees to any of its Directors. The Chairmen of the Audit, Compensation, Finance and Nominating Committees received an additional $5,000 per year, and the Chairman of the Executive Committee received an additional $30,000 per year. Mr. Clark, a Director and a current employee of Household, does not receive any additional compensation related to his service on Household's Board of Directors.

  Household has awarded to Directors who are not officers or employees of Household 1,300 shares of Common Stock (such amount reflecting the 100% stock dividend effected by Household on October 15,

1993). These shares, however, are subject to forfeiture to Household unless "earned" by the Director through continued service on Household's Board for a five successive annual meeting period. Pursuant to the award, 200 shares are earned at the first and second annual meeting and 300 shares are earned at the third, fourth and fifth annual meeting. None of the shares may be sold by a Director prior to the date of the fifth Annual Meeting of Stockholders so long as such Director is still serving on Household's Board. At the 1994 Annual Meeting of Stockholders, all Directors, other than Messrs. Freidheim and Levy and Dr. Sullivan, will have "earned" all shares awarded to them by Household. Assuming continued service on Household's Board of Directors, Messrs. Freidheim and Levy and Dr. Sullivan will earn all shares awarded to each of them at the 1997 Annual Meeting of Stockholders.

  Household provides non-management Directors with $250,000 of accidental death and dismemberment insurance. Also, all non-management Directors who complete ten years of service on the Board, or attain Household's mandatory retirement age for Directors and have three years of service, are entitled upon retiring from the Board to continue receiving the Director's annual cash retainer then in effect for the period equal to the Director's years of service on the Board up to a maximum of ten years. Also, under Household's Matching Gift Program, Household matches charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income population. In addition, each non-management Director may request Household contribute up to $5,000 annually to charities of the Director's choice which qualify under Household's philanthropic program.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The disclosure contained in this section of Household's Proxy Statement should not be incorporated by reference into any prior or future filings by Household with the SEC pursuant to the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act") that incorporate therein portions of this Proxy Statement.

GENERAL

  The Compensation Committee of Household's Board of Directors determines salaries and salary ranges for (including the payment of annual or special bonuses to) (i) employees of Household and its subsidiary corporations who are members of the Board; and (ii) other employees of Household or its subsidiaries who earn a yearly salary exceeding an amount which the Compensation Committee, in its discretion, may fix from time to time (which amount is currently set at $250,000). The Compensation Committee also recommends to the Board of Directors the creation or amendment of any pension, profit sharing or tax-qualified employee benefit plan or program of Household or any long-or short-term executive compensation plan or program of Household whose participants include executives whose salaries are determined by the Compensation Committee (except certain amendments to Household's tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, which the officers of Household are authorized to make on an ongoing basis as they shall deem advisable to facilitate the administration of such plans or to conform such plans to applicable laws or regulations); and grants performance units, performance shares, stock appreciation rights, restricted stock rights, options, or other awards under any long-term executive compensation plan or program of Household whose participants include executives whose salaries are determined by the Committee. The Compensation Committee meets annually to approve the goals (financial, non-financial, objective and subjective) for each of the executive officers named herein and meets again after the conclusion of the time period in which such goals were to be performed to determine the level of performance against those goals and the resulting compensation to be paid to such officers for such performance. A report pertaining to those goals and such officer's performance is then presented to and reviewed by the Board of Directors of Household.

  Household has retained the services of Hewitt Associates, a compensation consulting firm, to assist the Committee in connection with performance of its various duties. Hewitt Associates has been retained in this capacity since 1980. Hewitt Associates provides advice to the Committee with respect to the competitiveness of compensation paid to senior officers of Household. In doing so, that firm takes into account the compensation programs, payment history and compensation goals of Household and compares it to compensation plans and amounts paid by competing companies. Hewitt Associates has reviewed the compensation for the Chief Executive Officer and the next four most highly paid officers for 1993 and has reported to the Committee that, in its opinion, the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Household's compensation practices must be competitive with the marketplace. Household strives to provide a total compensation package to key executives which will support Household's focus on the enhancement of shareholder value, as well as long-term strategic goals. During 1993 the United States Internal Revenue Code was modified with regard to compensation paid to key executive officers of a public company. Household has established compensation programs which it believes meet all the current tests required for compensation to be deductible to Household for federal income tax purposes. In the future, it is the Committee's intent to modify, when necessary, compensation plans for Household's executive officers so that Household's federal tax deduction is at all times maximized. However, the Committee reserves the right to use good independent judgment, on a case by case basis, to attract and retain qualified executives to manage Household and to reward its employees for excellent service while taking into consideration the financial effects such action may have on Household.

  It is Household's belief that the total compensation opportunity for each executive at the present time should include, as a significant component, payment based on the financial performance of Household. For the executive officers of Household, financial performance for 1993 was measured in one or more of the following ways: the net or total earnings of Household or a business unit thereof; improvements in the charge-off or delinquency ratios of a business unit; increase in managed assets or receivables of Household or a business unit; reduction of operating expenses of Household or business unit; or return-on-equity ("ROE") for Household's core business ("Core ROE") relative to a group of industry peers ("Peer Group"). The Peer Group created by Household consists of 18 companies (national and regional banks, or nationally diversified financial services organizations) that have assets under management equivalent, in amount, to those managed by Household. Of these 18 companies, 13 (or 72%) are included in the Standard & Poor's Financials Index ("S&P Financials") with the others being selected for their geographic or product relevance and/or the availability of relevant compensation information. The relative weights, if any, assigned to each of the noted factors differ from executive to executive and may change from time-to-time as circumstances warrant.

  The goals of Household's executive compensation policy are to:

- - Recruit and retain exceptional executive talent;

- - Reward excellent performance on an individual, business unit and corporate basis;

- - Encourage stock ownership by executives and create an opportunity for executives, over their career, to accumulate a significant ownership interest in Household based on their performance and contributions to the creation of shareholder value; and

- - Offer a total compensation package targeted between the 50th-75th percentile of the defined marketplace, premised however, on achievement of excellent performance as determined by the Compensation Committee.

  There are four elements to Household's executive compensation program, each consistent with its compensation philosophy:

Base Salary: Determined by individual financial and non-financial performance, position in salary range, years with Household and general economic conditions. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. The establishment of midpoint levels are reviewed on an annual basis to ensure competitiveness.

Annual Bonus: Tied directly to Household's and/or a business unit's financial performance as well as individual performance. The purpose of the annual bonus is to place a significant part of the executive's total compensation at risk and to reward executives for the achievement of individual, business unit and corporate financial and operational goals. Annual bonuses are intended to reward the achievement of excellent performance. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

Long-Term Incentive: The purpose of these plans is to create an opportunity for executives to share in the enhancement of shareholder value through non-qualified stock options, restricted stock rights, performance share awards and performance unit awards. The overall goal of this component of pay is to create a link between the management of Household and its shareholders through stock ownership by management and incentive compensation based on the achievement of specific financial measures.

Executive Benefits: Household provides its executive management with the broad benefit coverages available to all employees as well as specific, targeted supplemental benefits that are necessary to be competitive in this area.

EXECUTIVE OFFICER COMPENSATION

  The 1993 base salary level for Mr. Clark's position was determined through the use of market data prepared by Hewitt Associates for positions of a similar nature. The goal of this process was to set a value for Mr. Clark's position that was greater than the 50th percentile, but below the 75th percentile, for similar positions within the Peer Group based on a regression analysis of those positions using asset size as the independent variable while taking into consideration Mr. Clark's rights under his employment agreement with Household as described herein. As reflected in the Summary Compensation Table, Mr. Clark received an annual merit increase in 1993 of 6% based on his actions to effectively represent Household in the industries and the communities in which it participates, the overall financial performance of Household as reflected by a 21% one-year total return for Household's Common Stock for the year 1992, and the aforementioned market data supplied by Hewitt Associates.

  In regards to Mr. Clark's annual bonus, pursuant to the Household Corporate Executive Bonus Plan ("Bonus Plan") the amount awarded was determined based on two factors: (i) the acceptable satisfaction of various individual objective and subjective non-financial performance goals; and (ii) the financial performance of Household as determined by the Core ROE as compared to the ROE performance of the Peer Group (the "ROE performance of Household"). For 1993, Mr. Clark's annual bonus opportunity was between zero and 90% of his annual salary (with a target bonus of 60%). For the bonus amount, one-half is based on his performance against individual objective and subjective non-financial goals with the other half based on the ROE performance of Household. In 1993 Mr. Clark was awarded $307,565 as a result of his performance against the set individual goals, as compared to $350,400 for 1992, and $416,250 as a result of the target goal for the ROE performance of Household being exceeded, as compared to $131,400 for 1992.

  As for each other executive officer named herein, annual bonuses were paid under the Bonus Plan based on the (i) officer's position level with Household, which determines the percentage of annual base salary which may be awarded, (this ranges from 40% to 60% of annual base salary); (ii) the ROE performance of Household (which goal was exceeded); and (iii) the satisfaction of various individual objective and subjective financial and non-financial performance goals in respect of the business unit for which such officer has responsibility. As to the named executive officers, all corporate performance goals applicable to such officer (such goals being listed on page 12 hereof) have been met or exceeded.

  In addition, Messrs. Clark, Elliott and Saunders and Ms. Shusta were each awarded a special bonus for their additional services in 1993 as reflected in the Summary Compensation Table. This bonus was approved by the Committee due to the assumption by each individual of increased responsibility as a result of the unexpected death of Mr. E. P. Hoffman, the President and Chief Operating Officer of Household in April, 1993.

  All of the named executive officers of Household, including Mr. Clark, participate in the Household Long-Term Executive Incentive Compensation Plan (see pages 20 to 25). Prior to 1993, the long-term incentive compensation offered by Household through the Incentive Plan was comprised of only two components: stock options and Performance Unit Awards. In order to align Household's long-term incentive compensation package more closely with that of the marketplace and to emphasize stock ownership by the executives of Household, the Committee in 1993 granted Restricted Stock Rights as well as stock options and Performance Unit Awards. Due to the addition of this third component to the compensation package, the Committee granted substantially fewer Performance Unit Awards in 1993 as compared to prior years.

  In determining the amount of options, Restricted Stock Rights or Performance Unit Awards to be granted to Mr. Clark and the other named executive officers, the Compensation Committee reviewed information developed and presented by Hewitt Associates in regard to the value of the long-term incentive compensation packages being provided in the marketplace for executive positions of a similar nature. Based on this review and Household's philosophy of targeting compensation between the 50th and 75th percentile of this marketplace, the Committee applied the value presented by Hewitt Associates for the executive's position to a long-term compensation mix of the three components while considering other factors, such as, the number of previously awarded options or Performance Unit Awards currently held by such officer and the ownership goals currently assigned to such officer. No specific weight was accorded to any of the factors noted in this decision process.

  Performance Unit Awards granted under the Incentive Plan in 1992 for the calendar years 1992 and 1993 matured on December 31, 1993. The amounts awarded to Mr. Clark and the other named executive officers were the maximum amounts permitted under the Incentive Plan as a result of Household achieving an average Core ROE for the two-year period ending on December 31, 1993 that was greater than the 75th percentile of the average ROE for the Peer Group over the same period.

THE COMPENSATION COMMITTEE

  It is the Committee's view that the compensation package of Mr. Clark and each of the named executive officers was based on an appropriate balance of (1) Household's, or a particular business unit's, financial performance in 1993, (2) the performance of each such officer against agreed upon non-financial objective and subjective goals, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

                                      COMPENSATION COMMITTEE
                                      R. C. Tower, Chairman         M. J. Evans
                                      J. C. Biegler                 C. F. Freidheim, Jr.
                                      R. J. Darnall                 L. E. Levy

REMUNERATION OF EXECUTIVE OFFICERS

  The table below discloses information concerning compensation for services rendered during 1993, 1992 and 1991 to Household and its subsidiaries by its Chief Executive Officer and each of the four most highly paid executive officers of Household as of December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term Compensation
                                                                              ------------------------------------
                                                                                     Awards                 Payouts
                                            Annual Compensation               ------------------------------------
                                    ------------------------------------                     Number of
                                                                 Other          Restricted     Shares
     Name and Principal                                          Annual            Stock     Underlying     LTIP          All Other
          Position           Year    Salary      Bonus        Compensation         Rights      Options      Payouts     Compensation
- ------------------------------------------------------------------------------------------------------------------------------------
Donald C. Clark              1993   $923,118    $823,815(1)       (2)         $242,250(3)     62,200      $700,800(4)   $135,735(5)
Chairman of the Board,       1992    874,700     481,800          (2)                0        60,000       948,900(6)    116,040
Chief Executive Officer      1991    842,000     252,561          (2)                0        50,000             0        79,352
and Director
- ------------------------------------------------------------------------------------------------------------------------------------
Antonia Shusta               1993   $356,714    $247,800(1)       (2)         $ 51,000(3)     16,000      $156,600(4)   $ 37,412(5)
Group Executive --           1992    291,800     139,520          (2)                0        16,000       154,200(6)     33,563
Office of the President      1991    255,600     117,500          (2)                0        14,000             0        20,789
- ------------------------------------------------------------------------------------------------------------------------------------
Joseph W. Saunders           1993   $346,912    $247,390(1)       (2)         $ 44,625(3)     16,000      $131,800(4)   $ 37,495(5)
Group Executive --           1992    265,593     124,830          (2)                0        16,000       123,000(6)     29,689
Office of the President      1991    217,385      85,100          (2)                0        14,000             0        17,602
- ------------------------------------------------------------------------------------------------------------------------------------
Robert F. Elliott            1993   $299,358    $215,940(1)       (2)         $ 38,250(3)     12,000      $118,000(4)   $ 34,095(5)
Group Executive --           1992    232,170     134,300          (2)                0        12,000       110,300(6)     28,862
Office of the President      1991    194,815      79,700          (2)                0        14,000             0        15,359
- ------------------------------------------------------------------------------------------------------------------------------------
Richard H. Headlee           1993   $303,889    $167,750          (2)         $ 51,000(3)     14,000      $153,600(4)   $ 30,652(5)
Chairman of the Board --     1992    264,300     140,070          (2)                0        14,000       169,100(6)     38,978
Alexander Hamilton           1991    245,000     100,500          (2)                0        12,000             0        31,512
Life Insurance Company
of America
- ------------------------------------------------------------------------------------------------------------------------------------

(1) The above referenced amounts include special bonuses awarded by the Compensation Committee to Mr. Clark in the amount of $100,000, and to Ms. Shusta and Messrs. Saunders and Elliott in the amount of $50,000.

(2) The named officers of Household are entitled to additional forms of compensation, such as car allowances ($15,000 for Mr. Clark, $11,000 for Ms. Shusta and Messrs. Saunders, Elliott and Headlee), financial planning services, club initiation fees, and medical physicals. The aggregate amount of such other annual compensation does not exceed for any officer $50,000, or 10% of the annual salary and bonus of each named executive officer.

(3) Restricted Stock Right values reflect the fair market value of the underlying Household Common Stock on February 2, 1993, the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the underlying shares. Based on a closing Common Stock price of $32 5/8 per share on December 31, 1993, the aggregate value of the Restricted Stock Rights is as follows: Mr. Clark, 7,600 shares ($247,950); Ms. Shusta, 1,600 shares ($52,200); Mr. Saunders,
    1,400 shares ($45,675); Mr. Elliott, 1,200 shares ($39,150); and Mr.
    Headlee, 1,600 shares ($52,200). All Restricted Stock Rights vest on the fifth anniversary of the date of grant. Dividends, in the form of additional income, are paid on all underlying shares for the Restricted Stock Rights at the same rate as paid to all Common Stock shareholders. See pages 14, 22 and 23 for further information pertaining to the Restricted Stock Rights.

(4) The payment in 1993 represented Performance Unit Award payouts for the years 1992 and 1993 pursuant to the Incentive Plan (see pages 21 and 22 hereof). During 1992 the Compensation Committee provided for annual vs. biennial grants and reduced target awards by 50% to level compensation in future years.

(5) Includes $27,378, $1,568, $2,308, $3,529, and $13,205, for Mr. Clark, Ms.
    Shusta, Mr. Saunders, Mr. Elliott, and Mr. Headlee, respectively, relating to life insurance premiums paid by Household in 1993 for the benefit of the named executive officer with the remaining amounts noted being Household's contribution for the executive officer's participation in TRIP or Supplemental TRIP (see pages 18 and 19 hereof).

(6) The payment reflected for 1992 represented Performance Unit Award payouts for the years 1990, 1991 and 1992 pursuant to the Incentive Plan.

  Executive officers of Household have employment contracts which have been approved by Household's Compensation Committee. With some exceptions, the term of each contract is 18 months, automatically renewed monthly, unless Household chooses not to renew such contract. During the term of the contract, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), is entitled to receive benefits from Household's executive bonus and incentive plans, employee benefit plans, and medical and life insurance plans, and is guaranteed the level of pension benefits under the current terms of Household's pension plan. Household may terminate any contract for cause. An executive may terminate a contract if he or she is transferred, executive compensation is reduced, or Household gives notice of non-renewal of a contract, in which case the executive shall receive a lump sum payment, expressed as a multiple of the executive's base salary, which approximates the present value of salary, bonuses, benefits and long-term incentives continued for 18 months.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive an additional severance payment equal to or approximating the foregoing lump sum payment representing 18 months of total compensation. Except in the case of

Mr. Clark, no executive will receive the additional severance payment unless, following the change in control of Household, the executive loses his or her job or experiences certain other adverse changes in compensation or job conditions. In the case of Mr. Clark, he is entitled to resign and receive all payments under the contract following a change in control of Household.

  If any payments to an executive would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended ("Code"), and if the aggregate of all such payments to the executive can be reduced by 10% or less and thereby avoid any such excess payments, then the payments shall be so reduced. Otherwise, the contracts provide that Household will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus a further amount to equal the income tax payable with respect to the payment of such excise tax amount and such income tax amount.

  Executive officers and Directors of Household have from time to time been customers of, or had transactions with, Household's banking, finance or securities brokerage subsidiaries, or may become customers thereof in the future. Such transactions, which include margin loans, credit cards and mortgage loans, are made by such subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral, if any, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household has established its Tax Reduction Investment Plan ("TRIP"), which is a deferred profit-sharing and savings plan for eligible employees of Household and its participating subsidiaries. With certain exceptions an employee at least 21 years of age with one year of service (three years of service if under age
21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $9,240, as adjusted for cost of living increases, and subject to certain other limitations imposed by the Code) and invest such contributions in Household Common Stock or separate equity or income funds. Each participant's own contribution is matched in whole or in part by Household contributions at a rate determined by Household, but Household's matching contributions may not exceed 6% of a participant's compensation. Household matching contributions are invested in Household Common Stock. A graduated vesting schedule provides for partial vesting on the basis of years of plan participation, and each participant becomes fully vested in such Household matching contributions after five years of employment. With certain exceptions, a participant's after-tax contributions may be withdrawn at any time, and Household contributions may be withdrawn after five years of plan participation. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age
59 1/2. In addition, participants may obtain loans from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP"), an unfunded plan for eligible employees of Household and its participating subsidiaries who are limited as to their participation in TRIP due to the Code. Only matching contributions required to be made by Household pursuant to TRIP are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by Household which deems such contributions as being invested in Common Stock share equivalents.

  Household's pension plan, the Household Retirement Income Plan ("Retirement Plan"), is a non-contributory, defined benefit plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined) not in excess of "Covered Compensation" (as defined) plus a percentage of an employee's "Final Average Salary" that exceeds Covered Compensation. Covered Compensation is the average of the Social Security taxable wage base over the 35 year period ending in the year of retirement or earlier termination of employment. Final Average Salary equals the average of salary plus bonus, whether paid in cash or stock, for the four successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of employment and age at retirement increase. Participants become fully vested in their accrued pension benefits after five years of employment. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of service or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of service.

  A portion of the benefits payable under the Retirement Plan to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental Retirement Income Plan ("Supplemental RIP"). The Supplemental RIP was established due to the limitations imposed on the Retirement Plan by certain federal laws which restrict the amount of benefits payable under tax-qualified plans. Payments made by Household under the Supplemental RIP to certain officers have been deposited by such officers in secular trusts which they created.

  The following table on an incremental basis illustrates the amount of the Retirement Plan's (including the Supplemental RIP and any secular trust created in connection therewith) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed on or before December 31, 1993. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

        Average Annual
     Compensation Used as            15 to 30                         35 Years                        40 or More
 Basis For Computing Pension     Years of Service                    of Service                    Years of Service
- ----------------------------------------------------------------------------------------------------------------
$  400,000                       $     226,541                    $     236,541                    $     246,541
- ----------------------------------------------------------------------------------------------------------------
$  600,000                       $     340,541                    $     355,541                    $     370,541
- ----------------------------------------------------------------------------------------------------------------
$  800,000                       $     454,541                    $     474,541                    $     494,541
- ----------------------------------------------------------------------------------------------------------------
$1,000,000                       $     568,541                    $     593,541                    $     618,541
- ----------------------------------------------------------------------------------------------------------------
$2,000,000                       $   1,138,541                    $   1,188,541                    $   1,238,541
- ----------------------------------------------------------------------------------------------------------------

  The years of service of Mr. Clark, Ms. Shusta, Mr. Saunders, Mr. Elliott, and Mr. Headlee for purposes of the Retirement Plan are, respectively, 38 years, 5 years, 8 years, 30 years, and 23 years.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders have approved a Long-Term Executive Incentive Compensation Plan ("Incentive Plan"). The Compensation Committee of the Board of Directors in its discretion selects employees of Household and its subsidiaries to receive awards under the Incentive Plan. The Compensation Committee may award stock options, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards, and Restricted Stock Rights under the Incentive Plan. The Incentive Plan contains a provision to protect participant's rights thereunder in the event of a change in control of Household.

  The Compensation Committee may grant any type of option to purchase shares of Household Common Stock that is permitted by law at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant; provided, however, the Compensation Committee, in its discretion, may extend the expiration date of any option other than options which are intended to qualify as Incentive Stock Options pursuant to the Code, provided the expiration date of such options does not exceed 15 years from the date of the grant of such options. The Compensation Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share will not be less than the fair market value of one share of Household Common Stock on the date of grant. Payment for options may be made with cash or, in the discretion of the Compensation Committee, with shares of Household Common Stock or both cash and shares.

  As of March 16, 1994, there are 5,957,048 shares of Household Common Stock available for issuance under the Incentive Plan, which shares were (as a result of the 100% stock dividend effected on

October 15, 1993) and will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications. Shares of Common Stock issued pursuant to the Incentive Plan may be authorized but unissued shares or treasury shares. Any unissued shares or shares subject to option grants which expire in accordance with their terms will be carried forward and available for issuance by the Compensation Committee pursuant to the Incentive Plan in future years.

  In accordance with the Incentive Plan, in certain instances the Compensation Committee had granted Stock Appreciation Rights ("SARs") in tandem with options. As of the date of this Proxy Statement, there are no outstanding SARs.

  The Incentive Plan also authorizes the Compensation Committee to grant Performance Unit Awards and Performance Share Awards. Upon granting such awards, the Compensation Committee will establish a performance period over which the performance of a holder of a Performance Unit Award or Performance Share Award will be measured. The Committee will also establish maximum and minimum performance target levels (subject to such later revisions as the Committee deems appropriate to reflect significant, unforeseen events or changes). Each Performance Unit Award will have an initial value of $100 per unit, and each Performance Share Award will initially represent one share of Household Common Stock. The value of Performance Unit Awards and the number of shares of Household Common Stock represented by Performance Share Awards may increase or decrease depending on the extent to which the holder of such award achieves the performance targets by the end of the performance period. Payment will be made in a lump sum or on a deferred basis, in which case interest will accrue on such deferred amounts until paid.

  At year-end 1993 there were 9,804 outstanding Performance Unit Awards granted to Household's executive officers, of which 6,304 Performance Unit Awards were for the 1992-1994 performance period and 3,500 Performance Unit Awards were for the 1993-1995 performance period. At the end of the performance period, payment (if any) on Performance Unit Awards will be based on the extent to which certain return on equity goals previously established by the Compensation Committee are achieved. Each Performance Unit Award has an initial payment value of $100, which may increase (to a maximum of $200) or decrease based on Household's level of achievement in reaching the performance goals. The following table describes the Performance Unit Awards granted to the named executive officers of Household during 1993.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                             Performance
                          Number of            or Other                Estimated Future Payouts
                        Shares, Units        Period Until      Under Non-Stock Price-Based Plans(1)(2)
                           or Other         Maturation or      ----------------------------------------
       Name                 Rights            Payout(3)        Threshold       Target        Maximum
- -------------------------------------------------------------------------------------------------------
Donald C. Clark        2,000               3 years (1995)        $100,000      $200,000      $400,000
- -------------------------------------------------------------------------------------------------------
Antonia Shusta           400               3 years (1995)        $ 20,000      $ 40,000      $ 80,000
- -------------------------------------------------------------------------------------------------------
Joseph W. Saunders       400               3 years (1995)        $ 20,000      $ 40,000      $ 80,000
- -------------------------------------------------------------------------------------------------------
Robert F. Elliott        300               3 years (1995)        $ 15,000      $ 30,000      $ 60,000
- -------------------------------------------------------------------------------------------------------
Richard H. Headlee       400               3 years (1995)        $ 20,000      $ 40,000      $ 80,000
- -------------------------------------------------------------------------------------------------------

(1) Payments, if any, for Performance Unit Awards maturing at the end of 1995 are based on measuring the ROE performance of Household. For example, to achieve the threshold, target or maximum payments, Household's results must be 150 basis points below the 50th percentile, in the 50th percentile or in the 75th percentile, respectively, of the ROE performance of the Peer Group. Any payments may be made in cash or a combination of cash and Household Common Stock, subject to a maximum of 50% in stock.

(2) Under the terms of the Incentive Plan, the Compensation Committee retains discretion, subject to the Incentive Plan's limits, to modify terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes.

(3) The performance or other time period until payment or maturation of the awards began on January 1, 1993. The executive officers received the noted awards on February 2, 1993.

  The Incentive Plan also authorizes the Compensation Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an executive to receive a stated number of shares of Household Common Stock if the executive remains continuously employed by Household for a number of years (the "restricted period") specified by the Compensation Committee. However, the Compensation Committee in its sole discretion may accelerate the payment of Household Common Stock prior to the termination of the restricted period if the Committee believes factors warrant such acceleration, such as the holder of the RSR achieves certain performance levels established at the time the RSR is granted by the Compensation Committee or if there is a change in control of Household. A holder of RSRs will not be entitled to any of the rights of a holder of Household Common Stock prior to the payment of such shares; however, at the discretion of the Compensation Committee, Household will pay an amount in cash equal to the cash dividends declared on Household Common Stock for each share of stock subject to an RSR. For the years 1991 and 1992, there were no RSRs granted pursuant to the Incentive Plan. During 1993, 13,400 RSRs were granted to the named executive officers herein. Such grants were as follows: Mr. Clark, 7,600, Ms. Shusta, 1,600, Mr. Saunders, 1,400, Mr. Elliott, 1,200, and Mr. Headlee, 1,600.

  In addition to options granted under the Incentive Plan, Household has granted to eligible employees options to purchase shares of Household's Common Stock under its 1976 Employee Stock Option Plan ("1976 Plan"). The Compensation Committee of the Board selected employees to whom options were granted, determined the number of shares for each option, and, within the limitations of the 1976 Plan, fixed the terms for exercising options. Although the Compensation Committee may, under certain circumstances, grant options under the 1976 Plan at less than 100% of the fair market value or for a period exceeding ten years, no such options were granted. The 1976 Plan permits Household, at the discretion of the Compensation Committee, to accept shares of Household Common Stock, or a combination of cash and shares, in payment for the exercise of options.

  The average purchase price for all outstanding options held by the 414 participants in the Incentive Plan and 1976 Plan at December 31, 1993, was $25.5598 (as adjusted for the 100% Common Stock dividend effected on October 15,
1993) with expiration dates for such options ranging from 1994 to 2003. The following table shows as to the named executive officers the number of shares of Household Common Stock acquired during 1993 on exercise of an option granted pursuant to the 1976 Plan or the Incentive Plan, the value realized (market value less option price) and the number of unexercised options and the potential value thereof as of December 31, 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     Number of
                                                                       Shares               Value of
                                                                     Underlying            Unexercised
                                                                    Unexercised           In-the-Money
                                                                     Options at            Options at
                                                                 December 31, 1993      December 31, 1993
                          Shares Acquired                           Exercisable/          Exercisable/
          Name              on Exercise       Value Realized       Unexercisable        Unexercisable(1)
- ----------------------------------------------------------------------------------------------------------
Donald C. Clark               0               $      0           142,710/142,200       $1,397,721/$763,238
- ----------------------------------------------------------------------------------------------------------
Antonia Shusta            7,248               $ 85,750            27,542/ 38,000       $  199,899/$209,693
- ----------------------------------------------------------------------------------------------------------
Joseph W. Saunders            0               $      0            18,920/ 36,350       $  165,135/$197,788
- ----------------------------------------------------------------------------------------------------------
Robert F. Elliott         8,424               $104,132            11,412/ 29,350       $   82,360/$173,198
- ----------------------------------------------------------------------------------------------------------
Richard H. Headlee       20,544               $363,871            12,098/ 31,750       $   87,281/$171,959
- ----------------------------------------------------------------------------------------------------------

(1) Calculated based on the fair market value of Household Common Stock on December 31, 1993 ($32 3/4 per share).

  The following table shows, as to the named executive officers, the number of stock options granted in 1993, the percentage of the total number of option grants to employees during the last fiscal year represented by each grant to a named individual, the per share exercise or base price and the expiration date. In addition, the table presents the potential realizable value for each grant to the named officers and the resulting benefit to all Household Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by the rules of the SEC and therefore, is not intended to forecast possible future appreciation, if any, of the Common Stock price. Household did not use any alternative formula for a grant date valuation as Household is not aware of any formula which will determine, with reasonable accuracy, a present value for stock options based on future unknown or volatile factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        Potential
                                 Individual Grants                                                 Realizable Value at
- ------------------------------------------------------------------------------------                 Assumed Annual
                         Number of        % of Total                                              Rates of Stock Price
                          Shares            Options         Exercise                                  Appreciation
                        Underlying        Granted to        or Base                                  for Option Term
                          Options          Employees         Price       Expiration     ------------------------------------------
        Name              Granted       in Fiscal Year     ($/Share)        Date          0%          5%                10%
- ----------------------------------------------------------------------------------------------------------------------------------
All Common
Shareholders            n/a             n/a                n/a           n/a            $0      $1,893,308,788     $4,798,016,194
- ----------------------------------------------------------------------------------------------------------------------------------
All Optionees           816,000         100%               $31 7/8       2/2/03         $0      $   16,357,549     $   41,453,241
- ----------------------------------------------------------------------------------------------------------------------------------
Optionee Gain as %
of All
Common Shareholders
Gain                    n/a             n/a                n/a           n/a            n/a                .09%               .09%
- ----------------------------------------------------------------------------------------------------------------------------------
Donald C. Clark          62,200         7.6%               $31 7/8       2/2/03         $0      $    1,246,862     $    3,159,794
- ----------------------------------------------------------------------------------------------------------------------------------
Antonia Shusta           16,000         2.0%               $31 7/8       2/2/03         $0      $      320,736     $      812,809
- ----------------------------------------------------------------------------------------------------------------------------------
Joseph W. Saunders       16,000         2.0%               $31 7/8       2/2/03         $0      $      320,736     $      812,809
- ----------------------------------------------------------------------------------------------------------------------------------
Robert F. Elliott        12,000         1.5%               $31 7/8       2/2/03         $0      $      240,552     $      609,606
- ----------------------------------------------------------------------------------------------------------------------------------
Richard H. Headlee       14,000         1.7%               $31 7/8       2/2/03         $0      $      280,644     $      711,208
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Options were granted on February 2, 1993 and are exercisable starting twelve months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Under the terms of the Incentive Plan, the Compensation Committee retains discretion, subject to Incentive Plan limits, to modify the terms of outstanding options and to reprice the options. During 1993, no options granted to any of the named executives pursuant to the 1976 Plan or the Incentive Plan were repriced.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares of Common Stock or by offset of the underlying shares, subject to certain conditions.

(3) The options were granted for a term of 10 years and one day, subject to earlier termination or certain events related to termination of employment.

(4) All common shareholders are shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders, assuming a starting market price of $31 7/8 (the fair market value option price determined on February 2, 1993, as adjusted for the 100% Common Stock dividend effected on October 15,
    1993) and appreciation at an assumed annual rate of 5% and 10% for a ten year period. There can be no assurance that the Common Stock will perform at the assumed annual rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

SHARES OF HOUSEHOLD STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  Under technical rules of the SEC, the following individuals and group are deemed to beneficially own the shares of Household Common Stock listed below as of March 16, 1994. "Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting and/or investment power, whether or not the individual gains any economic benefit from such shares, and also includes shares which the individual has the right to acquire within 60 days. No Director or executive officer owns any shares of Household's $6.25 Preferred Stock; Flexible Rate Auction Preferred Stock, Series B; Depositary Shares representing Household's 9 1/2% Cumulative Preferred Stock, Series 1989-A; Depositary Shares representing Household's 9 1/2% Cumulative Preferred Stock, Series 1991-A; Depositary Shares representing Household's
8 1/4% Cumulative Preferred Stock, Series 1992-A; or Depositary Shares representing Household's 7.35% Cumulative Preferred Stock, Series 1993-A.

                                                                                                 Number of
                                                                                            Shares Beneficially
                                Name of Beneficial Owner                                         Owned(1)
- ------------------------------------------------------------------------------------------------------------
Donald C. Clark                                                                                   553,167
- ------------------------------------------------------------------------------------------------------------
Robert J. Darnall                                                                                   3,198
- ------------------------------------------------------------------------------------------------------------
Gary G. Dillon                                                                                     19,951
- ------------------------------------------------------------------------------------------------------------
Robert F. Elliott                                                                                  51,082
- ------------------------------------------------------------------------------------------------------------
Mary J. Evans                                                                                       3,950
- ------------------------------------------------------------------------------------------------------------
Cyrus F. Freidheim, Jr.                                                                             3,333
- ------------------------------------------------------------------------------------------------------------
Richard H. Headlee                                                                                 38,635
- ------------------------------------------------------------------------------------------------------------
Louis E. Levy                                                                                       3,600
- ------------------------------------------------------------------------------------------------------------
John D. Nichols                                                                                    41,300
- ------------------------------------------------------------------------------------------------------------
Gordon P. Osler                                                                                    60,000
- ------------------------------------------------------------------------------------------------------------
Arthur E. Rasmussen                                                                                12,332
- ------------------------------------------------------------------------------------------------------------
Joseph W. Saunders                                                                                 56,683
- ------------------------------------------------------------------------------------------------------------
Antonia Shusta                                                                                     69,199
- ------------------------------------------------------------------------------------------------------------
Louis W. Sullivan                                                                                   1,444
- ------------------------------------------------------------------------------------------------------------
Raymond C. Tower                                                                                    2,700
- ------------------------------------------------------------------------------------------------------------
Directors and Executive Officers as a Group                                                       920,574(2)
- ------------------------------------------------------------------------------------------------------------

(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. Shares beneficially owned by non-management Directors include shares awarded, but not yet earned, as part of their annual compensation as described under "Directors' Compensation".

    Non-management Directors have sole voting power and no current investment power over such shares.

    The number of shares of Common Stock held by spouses or children in which voting and investment power is shared (or presumed to be shared) is as follows: Mr. Clark, 200; Ms. Shusta, 11,722; Mr. Saunders, 400; and Directors and executive officers as a group, 12,322. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Nichols, 3,200; Mr. Osler, 30,000; and Directors and executive officers as a group, 33,200. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Clark, 118,779; Ms. Shusta, 1,587; Mr. Saunders, 8,064; Mr. Elliott, 14,498; Mr. Headlee, 8,775; and Directors and executive officers as a group, 151,703. The number of shares included in the table above which may be acquired by Household's executive officers through May 15, 1994, pursuant to the exercise of employee stock options is: Mr. Clark, 195,760; Ms. Shusta, 42,042; Mr. Saunders, 31,770; Mr. Elliott, 22,262; Mr. Headlee, 23,348; and Directors and executive officers as a group, 315,182. Under Household's Supplemental TRIP, the number of Common Stock share equivalents owned by Directors and executive officers of Household, which are not included as beneficially owned shares above is as follows: Mr. Clark, 52,854; Ms. Shusta, 2,972; Mr. Saunders, 1,037; Mr. Elliott, 637; Mr.
    Headlee, 7,569; and Directors and executive officers as a group, 65,069.

(2) No Director or executive officer beneficially owns directly or indirectly more than one percent of Household's Common Stock. Directors and executive officers as a group beneficially own 1.1% of Household's Common Stock. As a group, the Directors and executive officers of Household named herein increased their ownership of Household Common Stock by 26,482 shares during 1993.

    The employees of Household are entitled to participate in TRIP and as of December 31, 1993, TRIP held 3,971,852 shares of Common Stock, excluding the shares held by Directors and executive officers which are reflected in the table. In addition, Household's Pooled Investment Fund ("PIF"), which holds assets of the domestic pension plan of Household, held 865,908 shares of Common Stock and 84,422 shares of $6.25 Preferred Stock as of December 31, 1993. As a result, TRIP and PIF held 5.3% of the Common Stock outstanding on December 31, 1993.

  Household believes that stock ownership by its executive officers and key employees is important to promote an identification of the interests of management and employees with Household's stockholders. As a result, Household established in 1991 stock ownership goals for approximately 100 of its management and key employees with the intent that such individuals, in total, have approximately $60 million invested in Household's Common Stock. Pursuant to these goals, Household expects that a certain multiple of the established midpoint of each officer's or key employee's salary range be invested in Common Stock by January 1, 1999. As part of this program, the officers and key employees of Household strive to attain one-eighth of this goal each year. The following table reflects the stock ownership goals for the named individuals in the Summary Compensation Table.

                                                                                         Stock Ownership Goal
                                                                                 ------------------------------------
                                                                  Current           As a Multiple
                                                                   Stock           of Salary Range          Number
        Name                           Title                    Ownership(1)          Midpoint           of Shares(2)
- -------------------------------------------------------------------------------------------------------------------
                       Chairman of the Board & Chief
Donald C. Clark        Executive Officer                           495,296                11                287,075
- -------------------------------------------------------------------------------------------------------------------
                       Group Executive -- Office of the
Antonia Shusta         President                                    44,588                 8                 85,048
- -------------------------------------------------------------------------------------------------------------------
                       Group Executive -- Office of the
Joseph W. Saunders     President                                    35,814                 8                 85,048
- -------------------------------------------------------------------------------------------------------------------
                       Group Executive -- Office of the
Robert F. Elliott      President                                    35,447                 8                 85,048
- -------------------------------------------------------------------------------------------------------------------
                       Chairman of the Board -- Alexander
                       Hamilton Life Insurance Company of
Richard H. Headlee     America                                      29,651                 8                 85,048
- -------------------------------------------------------------------------------------------------------------------

(1) For purposes of this program, the number of shares of Common Stock shown are those credited to the executive's account as of December 31, 1993. Such amount includes the number of shares held directly and indirectly, the number of shares held under Household's benefit plans, including Common Stock share equivalents held pursuant to Supplemental TRIP, 50% of vested, unexercised stock options, and 50% of Restricted Stock Rights.

(2) Calculated by taking the dollar amount of the executive's salary range midpoint multiplied by the multiple shown and dividing that amount by the fair market value of the Common Stock on December 31, 1993 ($32 3/4).

  Section 16(a) of the Exchange Act requires Household's Directors and executive officers, and any persons holding more than ten percent of a registered class of Household's equity securities to report their initial ownership of Household's equity securities and any subsequent changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established by the SEC and Household is required to disclose in this Proxy Statement any failure to file by these dates during 1993. To Household's knowledge, based solely on review of the copies of such reports furnished to Household and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that: (a) Mr. C.F. Freidheim, Jr., a Director, filed one report late for a transaction involving the purchase of 500 shares; (b) Ms. A. Shusta, an executive officer, filed one report late reflecting the transfer of shares of Common Stock to her spouse; (c) Dr. L.W. Sullivan, a Director, filed two reports late for a transaction involving the purchase of 100 shares; and (d) Mr. C.R. Wallace, an executive officer, filed one report late describing his initial ownership of Household Common Stock upon becoming an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 16, 1994, the following persons to the best of Household's knowledge beneficially owned more than 5% of a class of Household's voting securities:

                                                                                         Number
                                                        Name and                       of Shares
                                                       Address of                     Beneficially       Percent
            Title of Class                          Beneficial Owner                     Owned           of Class
- -----------------------------------------------------------------------------------------------------------------
Common Stock                             FMR Corp.                                      6,005,205(1)        6.4%
                                         82 Devonshire Street
                                         Boston, MA 02109

                                         The TCW Group, Inc.                            5,312,654(2)        5.7%
                                         865 South Figueroa Street
                                         Los Angeles, CA 90017
- -----------------------------------------------------------------------------------------------------------------
$6.25 Cumulative Convertible Voting      Household International, Inc.                     84,422(3)       21.9%
  Preferred Stock                        Pooled Investment Fund
                                         2700 Sanders Road
                                         Prospect Heights, IL 60070
- -----------------------------------------------------------------------------------------------------------------

(1) FMR Corp. has filed a Schedule 13G with the SEC disclosing that, as of December 31, 1993, it had sole dispositive power over 6,005,205 shares of Household Common Stock, sole voting power over 403,468 shares of Household Common Stock and no shared voting power over shares of Household Common Stock.

(2) The TCW Group, Inc. has filed a Schedule 13G with the SEC disclosing that, as of December 31, 1993, it had sole voting and dispositive power over 5,312,654 shares of Household Common Stock and no shared voting or dispositive power over shares of Household Common Stock.

(3) Household's Pooled Investment Fund holds assets of the domestic pension plan of Household and has the sole voting and/or investment power over these shares.

ADOPTION OF KEY EXECUTIVE BONUS PLAN

  Upon the recommendation of the Compensation Committee of the Board of Directors, the Board of Directors adopted, and is submitting for stockholder approval, the Household International Key Executive Bonus Plan (the "Key Executive Plan"). The Key Executive Plan was created to enable Household to maximize, for federal income tax purposes, the deductibility of compensation paid to certain executive officers of Household in 1994 and beyond.

  In December 1993, the United States Internal Revenue Code was amended to generally preclude, beginning in 1994, publicly held corporations from deducting more than $1.0 million in annual compensation paid to certain key officers (i.e., officers that are named in the corporation's proxy statement). This new law exempts from its purview compensation paid to executive officers that is deemed to be "performance based" compensation. To qualify for the "performance based" exemption, the compensation paid to the executive officer must be based on pre-established objective performance goals that are certified to, as to compliance, by a committee of outside directors. In addition, the plan providing for the compensation must be administered by outside directors and it must be approved by the stockholders of the corporation.

  Household has created the Key Executive Plan to satisfy the above-referenced provisions of the Code. The affirmative vote of the holders of a majority of all stock entitled to vote at this annual meeting, present in person or by proxy, is required to approve the Key Executive Plan. No awards have been or will be made pursuant to the Key Executive Plan unless the Plan is approved by Household's stockholders.

  The Key Executive Plan shall be administered by the Compensation Committee of the Board of Directors. Awards made pursuant to the Key Executive Plan shall be based solely on (1) the financial performance of Household or a subsidiary or business unit thereof, and (2) on an evaluation of each participant's individual performance. The performance goals for each participant in the Key Executive Plan (i.e., the financial indicators to be used to evidence financial performance and a participant's individual objectives) shall be set by the Compensation Committee prior to the beginning of the period (which generally will be a calendar year) during which said goals are to be performed. The Compensation Committee will solely determine whether all goals (financial performance and individual objective goals) have been satisfied for all participants in the Key Executive Plan, and will certify to the Board of Directors of Household as to a participant's performance against said goals.

  In setting the goals for participants in the Key Executive Plan, the Compensation Committee may choose one or more of the following factors, as they relate to Household, a subsidiary or business unit thereof or a product or service offered thereby: total earnings or net income; Common Stock total shareholder return or total shareholder return relative to a defined marketplace; earnings per share;

receivables growth; delinquency or delinquency ratios; return-on-equity; return-on-assets; debt-to-equity ratios; Common Stock price appreciation; equity-to-assets ratios; earnings-to-fixed charges ratios; charge-offs or charge-off ratios; asset growth; operating expenses or operating expense ratios; credit or similar ratings; succession management; introduction of new products and/or services; representation of corporate interests; reengineering of business functions; developing and/or implementing action plans and/or strategies; or such other individual goals deemed appropriate by the Compensation Committee which meet the rules and/or regulations of the applicable provisions of the Code.

  The maximum amount of any award to a participant pursuant to the Key Executive Plan shall be $2.0 million. Awards shall be paid to the appropriate participant in the Key Executive Plan as soon as practical after the conclusion of a Plan period. Awards may be paid in cash, Common Stock or a combination of both at the sole discretion of the Compensation Committee. Such awards shall be income to the participant, subject to all required tax withholdings, for purposes of determining pension benefits, life insurance benefits, disability benefits and participation in TRIP or Supplemental TRIP. Generally, in the event of death, permanent and total disability, or retirement under the Retirement Plan, awards made pursuant to the Key Executive Plan will be pro-rated. If a participant terminates employment for any other reason prior to the last working day of a Plan period, such participant will normally forfeit any right to an award under the Key Executive Plan for that Plan period.

  The Compensation Committee may, in its sole discretion, reduce awards made or to be made under the Key Executive Plan in light of overall business conditions or other exceptional circumstances. The Compensation Committee is not, however, permitted to grant an award pursuant to the Key Executive Plan if the goals set by the Committee have not been met, or to increase the size of an award to a participant as a result of the exceptional performance by that participant. The Compensation Committee reserves the right to amend, change or discontinue the Key Executive Plan at any time without the consent of any participant in the Plan and without stockholder approval; provided, however, that any new factor used to establish a goal, other than those set forth above, or any increase in the maximum amount permitted for an award under the Plan must be approved by the stockholders of Household. In addition, the terms of the Key Executive Plan require that the Plan be submitted to the stockholders of Household for approval once every 5 years or as often as may be required by the Code.

  Each individual who is named in Household's proxy statement for any annual meeting of stockholders as the Chief Executive Officer or one of the four most highly paid executive officers of Household may participate in the Key Executive Plan. Currently only Mr. D. C. Clark, the Chief Executive Officer of Household, will be a participant in the Plan. Assuming Mr. Clark meets the maximum performance levels for the objective goals set by the Compensation Committee for 1994, Mr. Clark will be awarded a bonus of up to $1.0 million pursuant to the Key Executive Plan. If this Plan is approved by the stockholders of Household, it is expected that Mr. Clark will not participate in any other short-term or annual bonus plan of Household. If this Plan is not approved by the stockholders of Household, compensation may be paid to Mr. Clark which is not deductible for federal income tax purposes by Household.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE HOUSEHOLD INTERNATIONAL KEY EXECUTIVE BONUS PLAN.

SELECTION OF AUDITORS

  Based upon the recommendation of the Audit Committee, Household's Board of Directors has voted to appoint, subject to ratification by Household's stockholders, Arthur Andersen & Co. as the firm of independent certified public accountants to audit the financial statements of Household and its subsidiaries for the current year. Although it is not required to do so, the Board is submitting the selection of auditors for ratification in order to obtain stockholders' approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen & Co. will be present at the annual meeting with the opportunity to make a statement to stockholders if he so desires and to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN & CO. AS THE INDEPENDENT AUDITORS FOR HOUSEHOLD FOR 1994.

PERFORMANCE OF HOUSEHOLD

  The graphs, tables and the related disclosure contained in this section of the Proxy Statement should not be incorporated by reference into any prior or future filings by Household under the Securities Act or the Exchange Act that incorporate therein portions of this Proxy Statement. The stock price performance evidenced by the graphs and the tables is not necessarily indicative of future price performance.

  Set forth below are graphs and tables comparing total returns (assuming reinvestment of dividends) of Household, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the S&P Financials. Household is one of the companies composing the referenced indices. The graphs assume $100 is invested on the last day of the first month indicated in Household Common Stock and each of the other indices. Household has presented information pertaining to total shareholder return over different time periods since all holders of the Common Stock did not acquire their investment in Household on the same date. Household believes a presentation in this format more accurately reflects the financial return provided to the holders of Household's Common Stock which may not be evident if only one time period was highlighted.

                        ONE-YEAR CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1992

      MEASUREMENT PERIOD                                              S&P
    (FISCAL YEAR COVERED)          HOUSEHOLD        S&P 500       FINANCIALS
12/92                               $  100          $  100          $  100
1/93                                $  106          $  101          $  103
2/93                                $  110          $  102          $  105
3/93                                $  118          $  104          $  110
4/93                                $  119          $  102          $  106
5/93                                $  119          $  104          $  106
6/93                                $  119          $  105          $  111
7/93                                $  129          $  104          $  114
8/93                                $  133          $  108          $  117
9/93                                $  135          $  108          $  120
10/93                               $  127          $  110          $  112
11/93                               $  114          $  108          $  109
12/93                               $  114          $  110          $  112

                       THREE-YEAR CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1990

      MEASUREMENT PERIOD                                              S&P
    (FISCAL YEAR COVERED)          HOUSEHOLD        S&P 500       FINANCIALS
12/31/90                            $ 100            $  100        $  100
12/31/91                            $ 163            $  130        $  151
12/31/92                            $ 197            $  140        $  186
12/31/93                            $ 224            $  154        $  208

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1988

      MEASUREMENT PERIOD                                              S&P
    (FISCAL YEAR COVERED)          HOUSEHOLD        S&P 500       FINANCIALS
12/31/88                           $ 100            $ 100         $ 100
12/31/89                           $ 114            $ 132         $ 133
12/31/90                           $  76            $ 127         $ 104
12/31/91                           $ 125            $ 166         $ 157
12/31/92                           $ 150            $ 179         $ 193
12/31/93                           $ 171            $ 197         $ 217

                        TEN-YEAR CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1983

      MEASUREMENT PERIOD                                             S&P
    (FISCAL YEAR COVERED)        HOUSEHOLD       S&P 500         FINANCIALS
12/83                            $ 100           $ 100           $ 100
12/84                            $ 113           $ 106           $ 109
12/85                            $ 153           $ 140           $ 156
12/86                            $ 180           $ 166           $ 168
12/87                            $ 156           $ 174           $ 140
12/88                            $ 231           $ 203           $ 166
12/89                            $ 263           $ 267           $ 220
12/90                            $ 176           $ 259           $ 173
12/91                            $ 287           $ 338           $ 260
12/92                            $ 347           $ 363           $ 320
12/93                            $ 395           $ 400           $ 359

  The estimated compound annual total return (which is the stock price appreciation that occurs over the period of time noted plus the value of dividends paid to shareholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the other noted indices was as follows:

                                              1 YEAR      3 YEARS        5 YEARS       10 YEARS
                                              ------    -----------    -----------    -----------
                                              (1993)    (1991-1993)    (1989-1993)    (1984-1993)
    Household..............................     14%          31%            11%            15%
    S&P 500................................     10%          16%            15%            15%
    S&P Financials.........................     12%          28%            17%            14%

OTHER BUSINESS

  The management of Household knows of no business other than that stated in this Proxy Statement which will be presented for action at its annual meeting. If, however, other business should properly come before the meeting, the persons designated as the Household stockholders' proxies will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 1993 Annual Report was mailed to stockholders on or about March 10, 1994. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE WITHOUT COST TO ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR, WHICH HOUSEHOLD IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

1995 ANNUAL MEETING OF HOUSEHOLD STOCKHOLDERS

  Proposals from stockholders to be presented at the 1995 annual meeting must be received by Household on or before December 1, 1994, in order to be eligible for inclusion in Household's proxy statement and form of proxy for that meeting.

                                                                    ATTACHMENT 1




                            HOUSEHOLD INTERNATIONAL

                            KEY EXECUTIVE BONUS PLAN


                                  March, 1994

                            HOUSEHOLD INTERNATIONAL

                            KEY EXECUTIVE BONUS PLAN


  I.  CONCEPT

      The Household International Key Executive Bonus Plan (the "Plan") is a short-term incentive plan that is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is designed to award "performance based" compensation as determined in accordance with that provision of the Code. Awards will be based solely on (1) the financial performance of Household International, Inc. (the "Corporation") or a subsidiary or business unit thereof as measured by criteria established by the Compensation Committee of the Board of Directors of the Corporation; and (2) on an evaluation of each participant's individual performance against set objective goals established by said Compensation Committee. Performance goals and award opportunities will be determined prior to the beginning of each Plan period (which will generally be a calendar year), or at a later date as allowed by Internal Revenue Service ("IRS") notice or regulation, by the Compensation Committee and will be communicated to each Plan participant.

 II.  PARTICIPATION

      Participation in the Plan will be restricted to the key executives as set forth on Attachment A hereto (which exhibit may be changed at any time by the Compensation Committee). For purposes of the Plan, participants will be divided into groups which will indicate the maximum bonus opportunity available to such participant.

      Any changes in the key executives participating in the Plan will be made by the Compensation Committee.

III.  LEVEL OF AWARDS

      Prior to each Plan period (or at a later date as allowed by IRS notice or regulation), the Chief Executive Officer ("CEO") of the Corporation will recommend for approval by the Compensation Committee of the Board of Directors the financial performance indicators, including the levels thereof that must be met, in order to pay bonuses to any participant at any level up to the maximum levels for the following Plan period as well as the levels below which no bonuses may be paid under the financial performance portions of this Plan. The CEO will also recommend for approval by the Compensation Committee the percentage of the financial performance based portion of the bonus that will be paid for performance between these parameters. In addition, the CEO will recommend for approval by the Compensation Committee of the Board of Directors certain objective individual goals, including the specific values to be assigned thereto, for each participant in the Plan.
  The categories for determining financial performance indicators and objective individual goals that may be used for this purpose shall be selected from the list provided on Attachment B hereto. If the Compensation Committee approves the aforementioned financial performance indicators and objective individual goals, these objectives shall be deemed to be established for the applicable participant for the applicable Plan period and shall be deemed to be part of this Plan for said Plan period.


      Maximum Awards

      An award will be paid for fully satisfactory financial and individual performance in a given year as solely determined by the Compensation Committee. The award percentage for each group will equal the guideline percentage shown below of the participant's base salary at the end of the Plan period. The table below shows the portions of the bonus that will be determined by financial and individual performance.

       ----------Guideline % of Annual Base Salary Determined by--------


            Financial        Individual       Maximum
  Group    Performance      Performance        Bonus*
  -----    -----------      -----------       -------
    A          50%              50%             100%

   * The maximum amount that may be awarded to any participant in the Plan (the "Maximum Award") for any Plan period is $2.0 million.

 IV. DETERMINATION OF AWARDS

  A.  Financial Performance Awards

      Financial performance of the Corporation and/or a business unit thereof will determine the size of a portion of each individual's annual bonus. As indicated in Section III, the Compensation Committee will approve the financial performance levels required to pay any bonus based on corporate, subsidiary or business unit performance.

  B.  Individual Performance Awards

      Prior to each Plan period (or at a later date as allowed by IRS notice or regulation), objective goals for individual performance for that period will be established for each participant. The goals should require the level of performance which is expected of a fully satisfactory incumbent and must be agreed to by the CEO.

  C.  Approval of Goals/Awards

      The Compensation Committee of the Board of Directors must approve the goals (financial performance and individual objective goals) prior to the beginning of any Plan period for all participants in the Plan. These goals will be the sole criteria for measuring performance and determining the bonus for that period. The Compensation Committee will solely determine whether all goals (financial performance and individual objective goals) have been satisfied for all participants in the Plan, and will certify as to a participants performance against said goals to the Board of Directors of the Corporation.

      Notwithstanding anything contained herein to the contrary, the Compensation Committee may, however, at its sole discretion, reduce bonus awards in light of overall business conditions or other exceptional circumstances.

  V.  PAYMENT OF AWARDS

  Awards will be paid as soon as practical at the end of the Plan period, subject to all required tax withholdings. Awards may be paid in cash, shares of the Corporation's common stock, or some combination thereof at the sole discretion of the Compensation Committee.

 VI. ADMINISTRATIVE MATTERS

  A. Position Changes

     Normally awards, provided the goals therefore have been met, will be pro-rated according to the portion of the Plan period that an incumbent is eligible for the bonus. Notwithstanding the foregoing, however, the Compensation Committee shall have the right to review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

  B. Effect on Benefits

     Payments made under this Plan shall be included in an employee's income for purposes of determining pension benefits, life insurance, long-term disability, and participation in the Corporation's TRIP plan.

  C. Termination of Employment

     Normally awards, provided the goals therefore have been met, will be pro-rated in the case of death, permanent and total disability, or retirement under one of the Corporation's pension plans during a Plan period. If a participant terminates employment for any other reason prior to the last working day of a Plan period, he will normally forfeit any right to an award for the Plan period. Notwithstanding the fore-
     going, however,      the Compensation Committee shall have the right to
     review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

  D. Administration of the Plan

     The Plan shall be administered solely by the Compensation Committee. Any and all determinations made by the Compensation Committee in connection with this Plan shall be final and binding on the Corporation and each participant in the Plan. Neither eligible participation in the Plan, nor award payments thereunder shall guarantee an employee any right to continued employment. The Plan does not give any employee a right or claim to an award under the Plan. The Compensation Committee reserves the right to change or discontinue the Plan at any time; provided, however, that any new factors used to establish a goal, other than those set forth in Attachment B hereto, or any increase in the Maximum Award permitted under the Plan must be approved by the stockholders of the Corporation.

  E. Stockholder Approval

   The Plan shall be submitted to the stockholders of the Corporation at the 1994 annual meeting of stockholders. If the Plan is not approved by the stockholders by December 31, 1994, then this Plan shall be deemed to be null and void and any awards or grants made pursuant hereto shall automatically terminate. Thereafter, this Plan shall again be submitted to the stockholders for approval every fifth (5th) year or as may be required by the applicable provisions of the Code.

                            The Goal Setting Process

Before the beginning of the Plan period (or at a later date as allowed by IRS notice or regulation), the Chief Executive Officer of the Corporation will meet with each other participant in the Plan in a goal setting session. The purpose of the session is to discuss areas where individual objective and/or financial performance goals will be established and agree on their priority and establish the number of points that will be earned based upon various levels of achievement during the Plan period.

                          Guidelines for Setting Goals

For the purpose of establishing goals for the Plan period, the following criteria should apply:

. They should be consistent and supportive of goals reflected in the Corporation's strategic business plans.

. They should be primarily job or task oriented. They must be realistic and achievable yet challenging with built in "stretch" to test individual capabilities. They should clearly specify action, tasks or results to be accomplished as well as a clear understanding of how the accomplishment will be evaluated.

. They must be understood and agreed to by both the Chief Executive Officer and the Compensation Committee.

The results of the goal setting process will be documented and approved by the Compensation Committee.

                                                                    Attachment A


                       KEY EXECUTIVE BONUS PLAN POSITIONS
                             AND BONUS OPPORTUNITY



                       Maximum Amount based
Group A*                  on Annual Salary
- --------------          --------------------
Chairman of the Board               100%

Chief Executive Officer             100%

President                           100%



   * If any participant holds more than one of the positions noted, the maximum bonus opportunity for that participant shall be the greatest maximum bonus opportunity noted for any of the positions held.

                                                                    Attachment B


                       Financial Performance Indicators*


  1)   Total Earnings or Net Income.

  2)   Earnings per share of the Corporation's Common Stock
       (while giving effect to dilution caused by the issuance of additional shares).

  3)   Growth of Receivables (owned or managed).

  4)   Delinquency or Delinquency ratios.

  5)   Return-on-Equity.

  6)   Return-on-Assets (owned or managed).

  7)   Charge-offs or Charge-off ratios.

  8)   Increase in Assets (owned or managed).

  9)   Operating Expenses or Operating Expense ratios.

  10)  Debt-to-Equity ratios.

  11)  Earnings-to-Fixed Charges Coverage ratios.

  12)  Price appreciation of the Corporation's Common Stock.

  13)  Common Stock Total Shareholder Return or Total
             Shareholder Return Relative to a Defined
             Marketplace (i.e., peer group of companies or published indices).

  14)  Common or Total Shareholders Equity ratios.

  15)  Reserves or Reserve ratios.

  16)  Commercial Asset Levels or Performance.


                          Objective Individual Goals*


  1) Representation at Functions. "Functions" being deemed civic, charitable, governmental or business meetings at which items of interest to the Corporation or its businesses are to be discussed.

  2)   Succession Management.

  3) Implement or Introduce New Products and/or Services.

  4) Reengineering of Staff and/or Business Unit Functions.

  5) Developing and/or Implementing Action Plans/Strategies.

  6) Ratings Issued by any Nationally Recognized Statistical
       Rating Organization or Similar Entity.

  7) Such other individual goals deemed appropriate by the Compensation Committee which meet the rules and/or regulations of the applicable provisions of the Code.

 * As they relate to the Corporation, any subsidiary or business unit thereof, or any product or service offered thereby.

                                                -------------------------------
                                                HOUSEHOLD INTERNATIONAL










                        Notice of 1994
                        Annual Meeting
                        of Stockholders
                        and Proxy
                        Statement

                           HOUSEHOLD INTERNATIONAL

   PROXY/VOTING INSTRUCTION CARD FOR ANNUAL MEETING TO BE HELD MAY 11, 1994

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED HEREBY APPOINTS J.D. NICHOLS, A.E. RASMUSSEN AND R.C. TOWER, AND EACH OF THEM, TRUE AND LAWFUL PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK AND/OR $6.25 CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK OF THE UNDERSIGNED, AT THE ANNUAL MEETING OF HOUSEHOLD INTERNATIONAL, INC. TO BE HELD MAY 11, 1994, AND AT ANY ADJOURNMENT THEREOF, ON ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING: THE PROPOSALS NOTED HEREIN, WHICH ARE REFERRED TO IN THE NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT PROVIDED.






            IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                                      HOUSEHOLD INTERNATIONAL
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                                A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS

                                                               Withhold
1994    1. Election of Directors --                     For     For All                 YOUR VOTE WILL BE KEPT PERMANENTLY
           Nominees: D.C. Clark, R.J. Darnall, G.G.     / /       / /                   CONFIDENTIAL AS DESCRIBED IN THE PROXY
P          Dillon, M.J. Evans, C.F. Freidheim, Jr.,                                     STATEMENT.
R          L.E. Levy, J.D. Nichols, G.P. Osler, A.E.
O          Rasmussen, L.W. Sullivan, R.C. Tower
X          (INSTRUCTION: To withhold authority to vote                                  THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS
Y          for any individual nominee, strike a line                                    FOR SHARES OF COMMON STOCK HELD IN THE
           through the nominee's name listed above.)                                    HOUSEHOLD TAX REDUCTION INVESTMENT PLAN, IF
                                                                                        REGISTRATIONS ARE IDENTICAL, AS DESCRIBED
        2. Approval of the Household International Key    For   Against     Abstain     IN THE PROXY STATEMENT.
           Executive Bonus Plan.                          / /     / /        / /                 Dated:                , 1994
                                                                                                         ---------------
        3. Ratification of Appointment of Arthur                                        --------------------------------------------
           Andersen & Co., as Independent Auditors.       For   Against     Abstain     Signature
                                                          / /     / /        / /
THIS PROXY WILL BE VOTED IN ACCORDANCE                                                  --------------------------------------------
WITH SPECIFICATION MADE. IF NO CHOICES ARE                                              Signature
INDICATED, THIS PROXY WILL BE VOTED FOR                                                 NOTE: Please sign exactly as name appears
ITEMS 1, 2 AND 3.                                                                       hereon.  For joint accounts both owners
                                                                                        should sign.  When signing as executor,
                                                                                        administrator, attorney, trustee or
                                                                                        guardian, etc., please sign your full title.



